Exhibit 10.13

Imagistics International Inc.

2001 Stock Plan
Restricted Stock Award Agreement

This is to certify that you have been granted restricted shares of Imagistics International Inc. (“the Company”) common stock under Imagistics International Inc. 2001 Stock Plan (the “Stock Plan”). The restricted shares are granted in recognition of your efforts and contributions to the Company. The number of shares of restricted stock, the date of award, and the vesting schedule associated with the grant are specified on the reverse side of this Agreement.

Prior to the date on which you become vested in the award, you may not sell, transfer, assign, pledge or otherwise encumber any of the shares awarded. However, you will have a right to receive dividends and any other distributions on your restricted shares, and shall have the right to vote those shares, whether or not they are then vested. Once a portion of the option has become vested (i.e., non-forfeitable), the Company will issue certificates and stock powers for the shares in which you have become vested.

If your service as an employee of the Company terminates for any reason prior to the completion of the vesting period, any unvested shares shall be immediately forfeited and shall revert to the Company.

This grant is subject in all respects to the detailed terms and conditions of the Stock Plan. The plan and programs under which these restricted shares are granted are subject to future amendment, modification or termination at any time. Without limiting the generality of the foregoing, the Company shall be authorized to withhold from any grant, payment, settlement or transfer of or with respect to the shares covered by the award evidenced by this Agreement an amount, in cash, shares or other property, of all applicable withholding taxes due in respect of such grant, payment, settlement or transfer unless you elect, not less than 30 days prior to the applicable withholding date, to pay the withholding amount to the Company in a manner satisfactory to the Company to meet the mandatory withholding obligations. You agree that acceptance of this restricted stock award will constitute a waiver of your right to participate in any tax qualified Employee Stock Purchase Plan now or hereafter adopted by the Company during the vesting period of this award.

In order to evidence your acceptance of this award, and the waiver of your right to participate in the Company’s Employee Stock Purchase Plan, please sign this Restricted Stock Award Agreement in the space provided and return it to the Secretary of the Company at 100 Oakview Drive, Trumbull, CT 06611.

————————————————— [Name]

Award Recipient: Number of Restricted shares awarded: Date of Award: Vesting Schedule: Date Vested:	_______________________________

_______________________________

January 7, 2005

Awards will vest 100% on the third anniversary of the Date of Award, subject to recipient’s continued service with the company.

January 7, 2008